Exhibit J

DNB (UK)	NORDEA	BNP	DANSKE	DEUTSCHE	STANDARD
LIMITED	BANK ABP,	PARIBAS	BANK A/S	BANK AG	CHARTERED
8th Floor	FILIAL I	S.A.	Bernstorffsgade	21 Moorfields	BANK
The Walbrook	NORGE	16 Boulevard	40	London	1 Basinghall
Building	Essendrops	Des Italiens	1577	EC2Y 9DB	Avenue
25 Walbrook	gate 7	75009 Paris	København V	United	London
London	NO-0107 Oslo	France	Denmark	Kingdom	EC2V 5DD
EC4N 8AF	Norway				United Kingdom

CONFIDENTIAL

6   March, 2026

Diana Shipping Inc.

Pendelis 16. 175 64 Palaio Faliro

Athens, Greece

Attn: Ionannis Zafirakis

Diana Shipping Inc.

Senior Secured Credit Facility

Commitment Letter

Ladies and Gentlemen:

You have advised each of DNB (UK) Limited (“DNB Bank”), Nordea Bank Abp, filial i Norge (“Nordea Bank”), BNP Paribas S.A. (“BNP Paribas”), Danske Bank A/S (“Danske Bank”), Deutsche Bank AG (“Deutsche Bank”), and Standard Chartered Bank (“Standard Chartered”), that Diana Shipping Inc., a Marshall Islands corporation (the “Buyer”, “Borrower” or “you”), intends to acquire, directly or indirectly, all of the outstanding equity interests of Genco Shipping & Trading Limited, a company registered under the laws of the Republic of the Marshall Islands (the “Company”) and its subsidiaries and to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Principal Terms”), or the Initial Funding Conditions Annex attached hereto as Exhibit C (the “Initial Funding Conditions Annex”). This commitment letter, the Transaction Description, the Principal Terms, and the Initial Funding Conditions Annex are collectively referred to as the “Commitment Letter”.

1.       Commitments.

In connection with the Transactions, (i) DNB Bank is pleased to advise you of its several, but not joint, commitment to provide USD 188,728,199 (being 17.13%) of the aggregate principal amount of the Facility (as defined in the Principal Terms), (ii) Nordea Bank is pleased to advise you of its several, but not joint, commitment to provide USD 230,704,815 (being 20.94%) of the aggregate principal amount of the Facility, (iii) BNP Paribas is pleased to advise you of its several, but not joint, commitment to provide USD

226,473,839 (being 20.55%) of the aggregate principal amount of the Facility, (iv) Danske Bank is pleased to advise you of its several, but not joint, commitment to provide USD 125,818,799 (being 11.42%) of the aggregate principal amount of the Facility, (v) Deutsche Bank is pleased to advise you of its several, but not joint, commitment to provide USD 141,546,149 (being 12.84%) of the aggregate principal amount of the Facility and (vi) Standard Chartered is pleased to advise you of its several, but not joint, commitment to provide USD 188,728,199 (being 17.12%) of the aggregate principal amount of the Facility in each case, subject only to the satisfaction of the conditions set forth in the Initial Funding Conditions Annex. In such capacities, DNB Bank, Nordea Bank, BNP Paribas, Danske Bank, Deutsche Bank and Standard Chartered are referred to herein, individually, as a “Commitment Party” and, collectively, as the “Commitment Parties” or “we” or “us”.

2.               Titles and Roles.

It is agreed that (i) DNB Bank, Nordea Bank, BNP Paribas, Danske Bank, Deutsche Bank and Standard Chartered (each acting alone or with controlled affiliates selected by it) will act as joint lead arrangers and joint bookrunners (in such capacities, individually, a “Mandated Lead Arranger” and, collectively, the “Mandated Lead Arrangers”) for the Facility, (ii) DNB Bank ASA, London Branch will act as facility agent and security agent (in such capacities, the “Administrative Agent”) and (iii) DNB Bank ASA will act as hedge coordinator (the “Hedge Coordinator”) for the Facility. You agree that no other agents, co-agents, or arrangers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letters (as defined below)) will be paid to any Lender (as defined in the Principal Terms) in order to obtain its commitment to participate in the Facility unless you and we shall so agree and that DNB Bank and Nordea Bank will have “left” placement (in alphabetical order) on any marketing materials used in connection with the Facility and shall perform the duties and exercise the authority conventionally understood to be associated with such name placement.

3.               Information.

You hereby represent and warrant that (with respect to Information (as defined below) and projections, the “Projections”) relating to the Company, its subsidiaries and its and their respective businesses, to your knowledge) (a) all written information and written data other than the Projections and information of a general economic or industry specific nature (the “Information”) that has been or will be made available to any Commitment Party by you or, at your direction, by any of your representatives on your behalf in connection with the transactions contemplated hereby, does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b)the Projections that have been or will be made available to us by or on behalf of you in connection with the transactions contemplated hereby have been prepared in good faith based upon assumptions that are believed by you to be reasonable at the time such Projections are so furnished, it being understood that the Projections are predictions as to future events and are not to be viewed as facts, that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized, and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that if, at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations were being made, at such time, then you will (or, prior to the Closing Date, with respect to the Information and such Projections relating to the Company, its subsidiaries or their respective operations or assets, will, in all instances to the extent not in contravention of the Acquisition Agreement (as defined in Exhibit A),

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 use commercially reasonable efforts to) promptly supplement the Information and such Projections such that (with respect to Information and Projections relating to the Company, its subsidiaries and their respective businesses, to your knowledge) such representations and warranties are correct in all material respects under those circumstances, it being understood in each case that such supplementation shall cure any breach of such representations and warranties. For the avoidance of doubt, the accuracy of the representations set forth above in this paragraph is not a condition precedent to the commitments hereunder or the funding of the Facility on the Closing Date. In arranging the Facility, the Mandated Lead Arrangers will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof. The Commitment Parties do not assume any responsibility for the accuracy or completeness of the Information or the Projections.

4.               Fees.

As consideration (i) for the commitments of the Commitment Parties hereunder and (ii) for the agreements of the Mandated Lead Arrangers to perform the services related thereto , you agree to pay (or cause to be paid) the fees set forth in the fee letters agreed by the Borrower with the Commitment Parties, the Mandated Lead Arrangers, the Administrative Agent, the Hedge Coordinator and any other fee letters related to the Transactions dated before the date hereof (the “Fee Letters”), on the terms and subject to the conditions (including as to timing and amount) set forth therein.

5.               Conditions.

The commitments of the Commitment Parties hereunder to fund the Facility on the Closing Date and the agreements of the Commitment Parties to perform the services described herein are subject solely to the conditions set forth in the Initial Funding Conditions Annex, and upon satisfaction (or waiver by all Commitment Parties in writing) of the conditions set forth in the Initial Funding Conditions Annex. The initial funding of the Facility shall occur, it being understood and agreed that there are no other conditions (implied or otherwise) to the initial funding of the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letters, or the Facility Documentation.

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letters, the Facility Documentation, or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary (including, without limitation, the Term Sheet (as defined below)), (i) the only representations and warranties the making of which shall be a condition to the availability and funding of the Facility on the Closing Date shall be (A) such of the representations and warranties made with respect to the Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders (as defined in the Principal Terms) (in their capacities as such), but only to the extent that you (or your affiliate) have the right (taking into account any applicable cure provisions) to terminate your (or its) obligations under the Acquisition Agreement or to decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of such representations and warranties in the Acquisition Agreement (the “Specified Acquisition Agreement Representations”), and (B) the Specified Representations (as defined below) and (ii) the terms of the Facility Documentation shall be in a form such that they do not impair the availability or funding of the Facility on the Closing Date if the conditions set forth in the Initial Funding Conditions Annex are satisfied (or waived by all Commitment Parties in writing); it being understood that the attachment and perfection of any lien on collateral (other than the Initial Security (as defined in Exhibit B)), shall not be a condition precedent to the availability of the Facility on the Closing Date and the lack of attachment or perfection of any lien on collateral (other than on the Initial Security) shall not affect the amount of the Facility available on the Closing Date. For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors set forth in the Facility Documentation relating to: organizational existence of the Borrower and the Guarantors; organizational power and authority

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 (as each relates to due authorization, execution, delivery and performance of the Facility Documentation); due authorization, execution and delivery and enforceability, in each case, solely with respect to the entering into and the performance of the Facility Documentation by the Borrower; no conflicts with or consents required under charter documents, in each case, related to the entering into and the performance of the Facility Documentation and the incurrence of indebtedness thereunder by the Borrower; solvency as of the Closing Date (after giving effect to the Transactions and with solvency being determined in a manner consistent with Annex Ito Exhibit C hereto) of the Borrower and its subsidiaries on a consolidated basis; Federal Reserve margin regulations; the use of loan proceeds not violating OFAC or FCPA; the PATRIOT Act; the Investment Company Act; or any other sanctions laws or regulations applied by the United States of America, the European Union, any present or future Member States of the European Union, the United Kingdom or any other regulatory authority or governmental institution to the extent such sanctions laws or regulations are applicable to the Borrower, any Guarantor or any Commitment Party (“Applicable Sanctions”, compliance with Applicable Sanctions as well as all anti-bribery, anti-corruption and anti-money-laundering laws and regulations applicable to the Borrower, any Guarantor or any Commitment Party, and, subject to the limitations on the attachment and perfection of liens on collateral in the immediately preceding sentence, the creation, validity and perfection of security interests in collateral (subject to liens permitted by the Facility Documentation). Notwithstanding anything to the contrary contained herein, to the extent any of the Specified Acquisition Agreement Representations or Specified Representations are qualified or subject to “material adverse effect,” the definition thereof shall be “Material Adverse Effect” as defined in the Acquisition Agreement for purposes of any representations and warranties made or to be made on, or as of, the Closing Date. This paragraph and the provisions herein shall be referred to as the “Certain Funds Provisions”.

Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letters or the Facility Documentation concerning the financing of the transactions contemplated hereby to the contrary, compliance by you and/or your affiliates with the terms and conditions of this Commitment Letter (other than the conditions set forth in the Initial Funding Conditions Annex) is not a condition to the Commitment Parties’ commitments to fund the Facility on the terms set forth herein.

6.       Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letters and to proceed with the documentation of the Facility, you agree (a) to indemnify and hold harmless each Commitment Party, its affiliates and controlling persons (in each case other than any Excluded Affiliate acting in its capacity as such) and the respective officers, directors, employees, agents and representatives and successors and permitted assigns of each of the foregoing, it being understood that in no event will this indemnity apply to any Commitment Party or its affiliates in their respective capacities as (x) financial advisors to the Borrower or the Company or its subsidiaries in connection with the Transactions or any other potential acquisition of the Company or (y) equity co-investors in the Transactions or any potential acquisition of the Company or its subsidiaries (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities and reasonable and documented out-of-pocket expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with this Commitment Letter (including the Term Sheet), the Fee Letters, the Transactions, the Facility or any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person promptly after receipt of a written request together with reasonably detailed backup documentation for any reasonable and documented out-of-pocket legal expenses of one counsel for all such Indemnified Persons, taken as a whole and, if reasonably necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified

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 Persons, taken as a whole, and, solely in the case of an actual or reasonably perceived conflict of interest, one additional counsel in each applicable jurisdiction to the affected Indemnified Persons, and other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (in each case, excluding allocated costs of in-house counsel and (without your prior written consent) the expenses of any other third-party advisors); provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, fraud, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlling persons, controlled affiliates or any of its or their respective officers, directors, employees, agents, partners or successors, in each case, who are involved in or aware of the Transactions (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s controlling persons or controlled affiliates under this Commitment Letter (including its obligation to fund its commitments hereunder), the Term Sheet, or the Fee Letters (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) disputes solely between and among Indemnified Persons to the extent such disputes do not arise from any act or omission of you, the Company or any of your or their respective affiliates; provided, further, that each Indemnified Person, to the extent acting in its capacity as an agent or arranger or similar role under the Facility, shall remain indemnified in respect of such disputes; and (b) to reimburse each Commitment Party, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including but not limited to each Commitment Party’s due diligence expenses, travel expenses and reasonable fees, disbursements and other charges of a single counsel to the Commitment Parties identified in the Term Sheet and, if necessary, of a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions)), in each case incurred in connection with the Facility and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letters, the Facility Documentation and any security arrangements in connection therewith (collectively, the “Expenses”). The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Facility Documentation upon execution thereof and thereafter shall have no further force and effect.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from (x) the willful misconduct, fraud, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlling persons, controlled affiliates or any of its or their respective officers, directors, employees, agents, partners or successors, in each case, who are involved in or aware of the Transactions or (y) any material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates under this Commitment Letter, the Term Sheet or the Fee Letters (as determined by a court of competent jurisdiction in a final, non-appealable judgment, and (ii) none of us, you, the Company (or its subsidiaries), or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letters, the Transactions (including the Facility and the use of proceeds thereunder), or with respect to any activities or other transactions related to the Facility, including the preparation of this Commitment Letter, the Fee Letters and the Facility Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with the applicable Indemnified Person with respect to which the applicable Indemnified Person is entitled to indemnification as set forth in the immediately preceding paragraph.

In case any Proceeding is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will promptly notify

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you of the commencement of such Proceeding; provided, however, that the failure to so notify you will not relieve you of any liability that you may have to such Indemnified Person pursuant to this Section 6, except to the extent you are materially prejudiced by such failure. You shall not, without the prior written consent of the applicable Indemnified Person, effect any settlement of, or consent to the entry of any judgment with respect to, any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to or admission of fault, culpability, wrongdoing or failure to act by or on behalf of any Indemnified Person. In connection with any one Proceeding, you will not be responsible for the fees and expenses of more than one separate law firm for all Indemnified Persons plus additional local counsel and conflicts counsel to the extent provided herein.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 6. Each Indemnified Person (by accepting the benefits hereof) agrees to, and shall, refund and return any and all amounts paid by you to such Indemnified Person if a court of competent jurisdiction determines in a final and non-appealable determination that such Indemnified Person was not entitled to indemnification or contribution rights with respect to such payment pursuant to this Section 6.

Each Indemnified Person shall give (subject to confidentiality or legal restrictions) such information and assistance to you as you may reasonably request in connection with any Proceeding.

7.       Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you and your affiliates may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties and their affiliates will use confidential information obtained from you, the Company, or any of your or its affiliates by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you, the Company, or your or its affiliates in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties and their affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties and their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

 As you know, certain of the Commitment Parties may be full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Company and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client

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 monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with yours and those of the Company and may be engaged in a broad range of transactions that involve interests that differ from yours, the Company’s, and those of your and the Company’s respective affiliates and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. You agree that the Commitment Parties will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Fee Letters will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties, on the one hand, and you and your equity holders or your affiliates, on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letters are arm’s-length commercial transactions between the Commitment Parties and, if applicable, their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and each of its applicable affiliates (as the case may be) is acting solely as a principal and has not been, is not and will not be acting as an advisor, an agent or a fiduciary of you, your management, equity holders, creditors, affiliates or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letters and (iv) you have consulted your own legal, tax, accounting and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that (a) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (b) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby, and (c) we have provided no legal, accounting, regulatory or tax advice and you contacted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto.

8.       Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letters and the contents thereof or this Commitment Letter, the Principal Terms, the other exhibits and attachments hereto and the contents of each thereof, to any person or entity without prior written approval of the relevant Commitment Parties (which may be provided by electronic means) (such approval not to be unreasonably withheld, conditioned or delayed), except (a) to your affiliates and your and their respective Related Parties, controlling persons or equity holders and to actual and potential co-investors, in each case, on a confidential basis, (b) if the relevant Commitment Parties consent in writing to such proposed disclosure, (c) to the extent such information becomes publicly available other than by reason of improper disclosure in violation of any confidentiality obligation owing to us (including those set forth in this paragraph), or (d) in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation or compulsory legal process or as requested by a governmental authority and/or regulatory authority (in which case you agree, to the extent practicable and permitted by law, rule or regulation, to inform us promptly thereof); provided that (i) you may disclose this Commitment Letter and its contents (but not the Fee Letters except as provided in clause (vi) below) to the Company, the Company’s affiliates and their respective officers, directors, agents, employees, attorneys, accountants, advisors, members, partners, stockholders,

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 controlling persons or equityholders, in each case, who are informed of the confidential nature of this Commitment Letter, the Fee Letters and the contents hereof and thereof and who are or have been advised of their obligation to keep the same confidential, (ii) you may disclose this Commitment Letter and its contents (but not the Fee Letters or their respective contents) in marketing materials in connection with the Facility or, to the extent required by applicable law, in connection with any public filing, (iii) you may disclose the Principal Terms and other Exhibits and annexes to this Commitment Letter, and the contents thereof, to any prospective, potential or actual Lenders (as defined in the Principal Terms), participants or assignees and their respective affiliates, and to their respective officers, directors, agents, employees, attorneys, accountants, advisors, members, partners, stockholders, controlling persons or equityholders, (iv) you may disclose the aggregate fee amount contained in the Fee Letters as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts in connection with the Transactions in marketing materials for the Facility or, to the extent required by applicable law, in any public filing, (v) [reserved], (vi) to the extent portions of the Fee Letters have been redacted in a customary manner, you may disclose the Fee Letters and the contents thereof to the Company, its affiliates and their respective officers, directors, agents, employees, attorneys, accountants, advisors, members, partners, stockholders, controlling persons or equityholders on a confidential basis, (vii) you may disclose this Commitment Letter, the Fee Letters and the contents hereof and thereof to the extent this Commitment Letter, the Fee Letters and the contents hereof or thereof, as applicable, become publicly available other than by reason of disclosure by you or any of your affiliates or your or their Related Parties (as defined below) in breach of this Commitment Letter, (viii) [reserved], (ix) you may disclose this Commitment Letter and the Fee Letters and the contents hereof and thereof to any direct or indirect contractual counterparty to any swap or derivative transaction relating to you or any of your subsidiaries under the Facility on a confidential basis, (x) you may disclose the Principal Terms and the existence of the Commitment Letter to any rating agency in connection with the Transactions, (xi) you may disclose the Fee Letters and the contents thereof, on a confidential basis, to the Company’s auditors for customary accounting purposes, including accounting for deferred financing costs, and (xii) you may disclose this Commitment Letter, the Fee Letters and the contents hereof and thereof to enforce your rights and remedies hereunder or thereunder. The provisions of this paragraph shall automatically terminate on the earlier of (a) second anniversary of the date hereof and (b) upon the entering into of the applicable Facility Documentation (at which time your obligations under this paragraph will be superseded by the confidentiality provisions in the applicable Facility Documentation upon the initial funding thereunder).

Each Commitment Party and its affiliates will use all non-public information provided to it or such affiliates by or on behalf of you hereunder or in connection with the Acquisition (as defined in Exhibit A) and the related Transactions solely for the purpose of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent such Commitment Party and its affiliates from disclosing any such information (a) with your consent, (b) to industry trade organizations where such information with respect to the Facility is customarily included in league table measurements, (c) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure (and if such Commitment Party is unable to notify you in advance of such disclosure, such notice shall be delivered to you promptly thereafter to the extent permitted by law)), (d) upon the request or demand of any regulatory authority or quasi-regulatory authority (including any self-regulatory authority) having jurisdiction over such Commitment Party or any of its affiliates, the National Association of Insurance Commissioners, or any stock exchange (in each case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any regulatory authority (including any self-regulatory authority) exercising examination or regulatory

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 authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (e) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party, any of its affiliates or any of its or their Related Parties in violation of any confidentiality obligations (including those set forth in this paragraph) owing to you, the Company, or any of your or their respective affiliates or any of your or their Related Parties, (f) to the extent that such information is received by such Commitment Party or any of its affiliates from a third party that is not, to such Commitment Party’s knowledge (after due inquiry), subject to any contractual or fiduciary confidentiality obligations owing to you, the Company, or any of your or their respective affiliates or any of your or their Related Parties, (g) to the extent that such information is independently developed by such Commitment Party or any of its affiliates without the use of any confidential information and without violating the terms of this Commitment Letter, (h) to such Commitment Party’s affiliates and managed funds (in each case, other than any Excluded Affiliates) and to its and their respective directors, officers, employees, shareholders, financing sources, investors, prospective investors, legal counsel, independent auditors, insurers, reinsurers and (re)insurance brokers, professionals and other experts or agents (such persons, “Related Parties”) who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree in writing to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with such Commitment Party, to the extent such person’s compliance with this paragraph is within its control, being responsible for such compliance), (i) to actual or prospective Lenders (as defined in the Principal Terms), participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to you or any of your subsidiaries under the Facility, (j) for purposes of establishing a due diligence defense in any legal proceeding, (k) to market data collectors and similar service providers for customary purposes in the lending industry in connection with the Facility (including in connection with the administration and management of the Facility), and (l) as is necessary or advisable in protecting and enforcing the Commitment Parties’ rights with respect to this Commitment Letter or the Fee Letters; provided that no such disclosure shall be made to the members of such Commitment Party’s or any of its affiliates’ deal teams that are engaged (x) primarily as principals in private equity or venture capital or (y) in the sale of the Company and its subsidiaries, including through the provision of advisory services (any entities described in clauses (x) and (y), “Excluded Affiliates”) other than to a limited number of senior employees who are required, in accordance with industry regulations or such Commitment Party’s internal policies and procedures to act in a supervisory capacity and the Commitment Parties’ internal legal, compliance, risk management, credit or investment committee members, in each case solely to the extent that any such information that is disclosed to such persons is done on a “need to know” basis solely in connection with the transactions contemplated by this Commitment Letter and any such persons are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of such type confidential; provided that the disclosure of any such information pursuant to clauses (h) and (i) above shall be made subject to the acknowledgement and acceptance by such recipient that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Lead Arranger) or in accordance with market standards for dissemination of such types of information, which may require “click-through” or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof. The Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the definitive documentation relating to the Facility upon the initial funding thereunder. The provisions of this paragraph shall automatically terminate on the earlier of (i) the Closing Date and (ii) the second anniversary of the date hereof. In no event shall any disclosure of information referred to above be made to any Disqualified Lender (to be defined consistent with the Documentation Principles). It is understood and agreed that no Commitment Party may advertise or promote its role in arranging or providing any portion of the Facility (including in any newspaper or other periodical, on any website or similar place for dissemination of

9

 information on the internet, as part of a “case study” incorporated into promotional materials, in the form of a “tombstone” advertisement or otherwise) without the prior written consent of the Borrower (which consent may be withheld in the Borrower’s sole and absolute discretion).

9.       Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) and any purported assignment without such consent shall be null and void. This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and do not and are not intended to and do not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). The Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, the Commitment Parties hereunder; provided that (a) no Commitment Party shall be relieved of any of its obligations hereunder, including in the event that any affiliate or branch through which it performs its obligations fails to perform the same in accordance with the terms hereof, and (b) the applicable Commitment Party shall be responsible for any breach by any such affiliate or branch referred to in the foregoing clause (a) of the obligations hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto), together with the Fee Letters and the other terms of the Facility Documentation (which do not affect the conditionality of the commitments under this Commitment Letter) summarized in a term sheet entered into between the Borrower, DNB Bank and Nordea Bank before the date hereof (the “Term Sheet”) pursuant to a certain mandate letter entered into by them, are the only agreements (together with such Term Sheet and such mandate letter that have been entered into among the parties hereto with respect to the Facility and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facility and sets forth the entire understanding of the parties hereto with respect thereto. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in this Commitment Letter shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT (A) THE INTERPRETATION OF THE DEFINITION OF “MATERIAL ADVERSE EFFECT” (AS DEFINED IN THE ACQUISITION AGREEMENT) (AND WHETHER OR NOT A MATERIAL ADVERSE EFFECT (AS DEFINED IN THE ACQUISITION AGREEMENT) HAS OCCURRED), (B) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU OR ANY OF YOUR AFFILIATES HAVE THE RIGHT (TAKING INTO ACCOUNT ANY APPLICABLE CURE PROVISIONS) TO TERMINATE YOUR OR ITS OBLIGATIONS THEREUNDER OR TO DECLINE TO CONSUMMATE THE ACQUISITION IN

10

 ACCORDANCE WITH THE TERMS THEREOF, AND (C) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ALL MATERIAL RESPECTS IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS (AS DEFINED IN THE ACQUISITION AGREEMENT) OF THE STATE OF DELAWARE IN THE UNITED STATES OF AMERICA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THERE.

Each of the parties hereto agrees and represents and warrants that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including the good-faith negotiation of the Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject solely to satisfaction or waiver (by the Commitment Parties) of the conditions as expressly provided herein, subject to the Certain Funds Provisions, and (ii) each Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein. Promptly following the execution of this Commitment Letter and the Fee Letters the parties hereto shall proceed with the negotiation in good faith of the Facility Documentation for purposes of executing and delivering the Facility Documentation substantially simultaneously with the consummation of the Acquisition.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTERS OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County (the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall only be heard and determined in such New York State court or, to the extent permitted by law, in such federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State or in any such federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in any other courts to whose jurisdiction such person is subject, by suit on the judgment or in any other manner provided by law; provided that with respect to any suit, action or proceeding arising out of or relating to the Acquisition Agreement or the transactions contemplated thereby and that does not involve claims against us or the Lenders (as defined in the Principal Terms) or any Indemnified Person, this sentence shall not override any jurisdiction provision set forth in the Acquisition Agreement. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, the “PATRIOT Act”) and the requirements of 31 C.F.R. § 1010.230 (as amended, the “Beneficial Ownership Regulation”), each of us and each of the Lenders (as defined in the Principal Terms) may be required to (i) obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names,

11

 addresses, tax identification numbers and other information that will allow each of us and the Lenders (as defined in the Principal Terms) to identify the Borrower and the Guarantors in accordance with the PATRIOT Act and (ii) obtain a certification regarding beneficial ownership from the Borrower and any Guarantor under the Facilities in compliance with the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act or the Beneficial Ownership Regulation and is effective for each of us and the Lenders (as defined in the Principal Terms).

The indemnification, compensation (if applicable in accordance with the terms hereof and of the Fee Letters), reimbursement (if applicable in accordance with the terms hereof and of the Fee Letters), jurisdiction, governing law, venue, waiver of jury trial, service of process and confidentiality provisions contained herein and in the Fee Letters and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether the Facility Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) confidentiality of the Fee Letters and the contents thereof and (b) your understandings and agreements regarding no agency or fiduciary duty) shall automatically terminate and be superseded, to the extent covered thereby, by the provisions of the Facility Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and the Initial Lenders’ commitments with respect to the Facility hereunder in full or in part (but ratably among the Commitment Parties),) at any time upon written notice from you to the Commitment Parties, subject to the terms and conditions hereof and subject to the Primary Terms, including, without limitation, your surviving obligations as expressly set forth above.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letters by returning to the Commitment Parties that are parties thereto (or their legal counsel), executed counterparts hereof not later than 17:30, Central European Time, on 6 March, 2026 (such date, or such earlier date on which executed counterparts hereof are returned to the Commitment Parties, the “Signing Date”). The Initial Lenders’ commitments and the obligations of the Commitment Parties hereunder and agreements contained herein will automatically expire at such time in the event that the Commitment Parties (or their legal counsel) have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter at or prior to such time, we agree to hold our commitment to provide the Facility and our other undertakings in connection therewith available for you until the earliest of (i) the date on which you notify us in writing that the Acquisition Agreement has terminated in accordance with its terms, (ii) the date of the consummation of the Acquisition (but not, for the avoidance of doubt, prior to the consummation thereof) with or without the funding of the Facility, and (iii) 11:59 p.m., New York City time, on 30 June 2026 (the earliest of such events, the “Termination Date”). Upon the occurrence of the Termination Date, this Commitment Letter and the commitments of each of the Commitment Parties hereunder and the agreement of the Lead Arranger to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing. The termination of any commitment shall not prejudice your rights and remedies in respect of any breach or repudiation of this Commitment Letter or the Fee Letters.

[Remainder of this page intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

DNB (UK) LIMITED

By		/s/Craig Ramsay	/s/Kelly Ellen Kouros
	Name:	Craig Ramsay	Kelly Ellen Kouros
	Title:	Authorised Signatory	Authorised Signatory

[Signature Page to Commitment Letter]

DNB BANK ASA

By		/s/ Craig Ramsay	/s/ Kelly Ellen Kouros
	Name:	Craig Ramsay	Kelly Ellen Kouros
	Title:	Authorised Signatory	Authorised Signatory

[Signature Page to Commitment Letter]

DNB BANK ASA, LONDON BRANCH

By		/s/ Craig Ramsay	/s/ Kelly Ellen Kouros
	Name:	Craig Ramsay	Kelly Ellen Kouros
	Title:	Authorised Signatory	Authorised Signatory

[Signature Page to Commitment Letter]

NORDEA BANK ABP, FILIAL I NORGE

By	/s/ Henrik Trulsen
Name: Henrik Trulsen
Title: Director

By	/s/ Erik Venold
Name: Erik Venold
Title: Director

[Signature Page to Commitment Letter]

BNP PARIBAS S.A.

By	/s/ Mathieu Viday
Name: Mathieu Viday
Title: Director

By	/s/ Eric Dulcire
Name: Eric Dulcire
Title: Managing Director

[Signature Page to Commitment Letter]

DANSKE BANK A/S

By	/s/ Einar Stavrum
Name: Einar Stavrum
Title: Senior Vice President

By	/s/ Erlend S. Angelfa
Name: Erlend S. Angelfa
Title: Country Manager Norway

[Signature Page to Commitment Letter]

DEUTSCHE BANK AG

By	/s/ Illias Katsoulis
Name: Illias Katsoulis
Title: Authorised Signatory

By	/s/ Pierre Kahn
Name: Pierre Kahn
Title: Authorized Signature

[Signature Page to Commitment Letter]

STANDARD CHARTERED BANK

By	/s/ Gaurav Moolwaney
Name: Gaurav Moolwaney
Title: Managing Director, Transportation Finance

[Signature Page to Commitment Letter]

Accepted and agreed by:

DIANA SHIPPING INC.

By	/s/ Semiramis Paliou
Name: Semiramis Paliou
Title: Director and CEO

Date: March 6, 2026

[Signature Page to Commitment Letter]

EXHIBIT A

Diana Shipping Inc.
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

The Buyer intends to acquire, directly or indirectly, all of the outstanding equity interests of the Company.

In connection with the foregoing, it is intended that:

a)	Pursuant to an agreement and plan of merger to be entered into by and among the Buyer, a Marshall Islands corporation and a wholly owned subsidiary of the Buyer (“Merger Sub”), and the Company (together with all exhibits, schedules and disclosure letters thereto, collectively, as amended, modified, supplemented, consented to or waived in accordance with [paragraph 1 of Exhibit C], the “Acquisition Agreement”), Merger Sub will merge with and into Company and, pursuant to such merger, the Buyer shall acquire all of the outstanding equity interests of the Company (the “Acquisition”).
b)	The Borrower will obtain (a senior secured term loan facility in an aggregate principal amount of US$1,102,000,000 (as more particularly described in Exhibit B to the Commitment Letter, the “Facility”). The date on which the Facility is initially funded is referred to herein as the “Closing Date”.
c)	The Borrower will repay in full all indebtedness, liabilities and other obligations under, and terminate all commitments under and all security interests and guarantees in connection with, [DESCRIBE ALL DEBT TO BE REPAID AT CLOSING] (all of the foregoing, collectively, the “Refinancing”).
d)	The proceeds of the Facility borrowed on the Closing Date will be applied (i) to pay the consideration in connection with the Acquisition and make any other payments contemplated by the Acquisition Agreement, (ii) to pay the fees and expenses incurred in connection with the Transactions, (iii) to pay for the Refinancing (the amounts set forth in clauses (i), (ii), and (iii) above, collectively, the “Acquisition Costs”), and (iv) for working capital and general corporate purposes.

The transactions described above (including the payment of the Acquisition Costs) are collectively referred to herein as the “Transactions”.

A-1

EXHIBIT B

Diana Shipping Inc.

Summary of Principal Terms and Conditions1

Documentation:

The definitive documentation for the Facility (the “Facility Documentation”) will be based on the Documentation Principles (as defined below).

As used in this Term Sheet, “Documentation Principles” means that the Facility Documentation shall:

(1)     [be based substantially on the current recommended form of syndicated facility agreement of the Loan Market Association adapted for shipping transactions and otherwise in form and substance reasonably satisfactory to the Lenders and taking into account the provisions of the Term Sheet.

(2)     be initially prepared by [Norton Rose Fulbright LLP, as counsel to [the Mandated Lead Arrangers]],

(3)     contain the terms set forth in this Exhibit B, and

(4)     be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date.

“Facility” means [Tranche A as referred to in the below Principal Terms].

“Initial Security” shall have the meaning given to it in the below Principal Terms.

___________________________

1 Note to Draft: all capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which these Principal Terms are attached, including Exhibits A and C thereto.

B-1

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TERM SHEET

Up to USD [•] Senior Secured Amortising Term Loan Facility for Diana
Shipping Inc. (the “Facility”)

PARTIES:
Borrower:	Diana Shipping Inc. (“Diana”).
Acquisition SPV:	Acquisition SPV TBN, a directly wholly-owned subsidiary of the Borrower and registered in a jurisdiction acceptable to the Lenders.
Guarantors:	Acquisition SPV and, on and from the Vessel Security Effective Date, Target, all Owners and any intermediary companies of Target.
Owners:	Any Vessel owning company.
Obligors:	The Borrower, the Guarantors and any Vessel manager (each an “Obligor” and collectively the “Obligors”).
Group:	The Borrower and all its subsidiaries which, on and from the Closing Date, shall include the Target and all subsidiaries of the Target.
Bookrunners & Mandated Lead Arrangers:	DNB Carnegie, a part of DNB Bank ASA ("DNB") and Nordea Bank Abp, filial i Norge (“Nordea”).
Co-ordinators:	DNB and Nordea
Agent, Security Agent & Hedge Coordinator:	DNB Bank ASA.
Lenders:	DNB (UK) Limited, Nordea and other banks or financial institutions selected by the Bookrunners in consultation with the Borrower.
Majority Lenders:	Means the Lenders whose commitments aggregate more than 66 2/3% of the Facility Amount.
Target:	Genco Shipping & Trading Limited, a company registered under the laws of the Republic of the Marshall Islands (“Genco”).
Hedging Banks:	DNB, Nordea and such other Lenders TBA.
VESSELS:

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Vessels:	Including the combined fleet of Target (as set out in Exhibit 1) provided that each such vessel remains available to be mortgaged as security for the Facility and has not been sold or become a total loss, on the Vessel Security Effective Date.
Fleet Vessels:	All vessels owned by the Group from time to time (including the Vessels).
Charterparty:	Means any time or bareboat charter entered into by an Owner for a period greater than 12 months.
FACILITY:
Type of facility:	Senior secured amortising term loan facility.
Facility Amount:

USD [•], split between the following tranches, in each case subject to each of the subsequent paragraphs below:

Tranche A: USD 1,102,000,000.

Tranche B: The difference between the Facility Amount and Tranche A.

Final Maturity Date:	Tranche A: 5 years from Utilisation of Tranche A. Tranche B: [•].
Commitment Date:	The earlier of (i) issuance of a binding commitment letter whereby the Lenders provide their commitment to the Facility subject only to the conditions outlined therein (the “Commitment Letter”) and (ii) the Effective Date.
Effective Date:	The date of signing of the Facility Agreement, such date to occur no later than 30 June 2026.
Closing Date:	The date that the Acquisition occurs and the Merger is consummated.
Vessel Security Effective Date:	The date on which all Vessel Security is provided in favor of the Security Agent in form and substance satisfactory to the Lenders together with satisfaction of each of the conditions precedent to Utilisation of Tranche B (as outlined below).
Vessel Security Backstop Date:	The date falling 3 business days from Utilisation of Tranche A.
Purpose:

Tranche A

To (i) finance the acquisition by the Borrower and/or Acquisition SPV of all remaining shares in Target not already owned by the Group (the “Acquisition”) as part of the consummation of the Merger on the Closing Date, (ii) refinance

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outstanding interest-bearing bank debt in Target and (iii) finance transaction costs related to the Acquisition. Tranche B [•]
Merger:	The merger between the Acquisition SPV and Genco (with Genco as the surviving entity) as envisaged by the Merger Agreement.
Merger Agreement:	The merger or combination agreement (or equivalent) between the Acquisition SPV, the Borrower and the Target in respect of the Merger.
Acquisition Documents:	All documents entered into in relation to the Acquisition and the Merger including the Merger Agreement.
Documentation:	The Facility will be made available under a loan facility agreement (the “Facility Agreement”) based substantially on the current recommended form of syndicated facility agreement of the Loan Market Association and otherwise in form and substance satisfactory to the Lenders.
Facility Documentation:	Means the Facility Agreement, the Security Documents referred to below, any hedging documentation referred to below and any other documents customarily referred to as Finance Documents in facility agreements of the type of the Facility Agreement.
AVAILABILITY AND REPAYMENT:
Availability:

Tranche A will be available for drawing in one amount from the Effective Date until 5 business days thereafter and Tranche B [•]or, in each case, as otherwise agreed between the Lenders and the Borrower (the “Availability Period”).

Any portion of the Facility Amount not drawn within the relevant Availability Period shall be cancelled automatically and the Facility Amount shall be reduced accordingly.

Utilisation:	The utilisation of either Tranche A or Tranche B.
Repayment:

Tranche A: in equal quarterly instalments (starting 3 months from Utilisation of Tranche A) In accordance with a 20-year age adjusted repayment profile down to zero, based on the average age of the Vessels on the Effective Date, with applicable bullet on the relevant Final Maturity Date.

Tranche B: [•]

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Voluntary Prepayment:	The Facility or a Tranche thereunder may be prepaid in whole or in part on 3 business days’ prior notice (but, if in part, by a minimum of USD 5,000,000). Any prepayment shall be made with accrued interest on the amount prepaid and, subject to breakage costs, without premium or penalty. Any amount prepaid may not be redrawn and shall be applied against first, Tranche B in chronological order of maturity and, once Tranche B has been repaid in full, towards scheduled repayments pro rata on the remaining instalments of Tranche A.
Mandatory Prepayment and Cancellation:

Sale or total loss of a Vessel

If, at any time between the Commitment Date and the Vessel Security Effective Date, any Vessel or other Fleet Vessel is sold, lost or becomes an actual or constructive total loss, the Facility Amount, on the date of such event (or within 30 days of any total loss), shall be prepaid and cancelled or, if fully undrawn, cancelled, by an amount equal to (1) in the case of a Vessel, the purchase price of the relevant sale transaction or (as applicable) insurance proceeds or (2) in the case of a Fleet Vessel (other than a Vessel), the proceeds (net of any transaction costs including commission and legal fees) derived from such sale or loss. Any such prepayment and/or cancellation amount shall, in respect of any Fleet Vessel (other than a Vessel), be net of the repayment of any mortgage secured financing in respect of such vessel existing at the time.

Any such prepayment and cancellation shall be applied (a) at such time towards the remaining due payments of Trance B in order of maturity and (b) if Tranche B has been reduced to zero or is no longer available, at such time but not before the day following the Closing Date, pro rata on the remaining instalments under Tranche A.

Change of Control

Unless pre-approved by the Lenders the Facility shall be prepaid and cancelled or, if fully undrawn, cancelled, in full upon a Change of Control.

Illegality

If it becomes unlawful for a Lender to perform any of its obligations under the Facility or to fund or maintain its participation in the Facility, the commitment of that Lender shall be cancelled and its participations in the Facility shall be repaid in full.

Other usual and customary mandatory prepayment/cancellation provisions for facilities of this nature.

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Voluntary Cancellation:	The Borrower may, on not less than 3 business days’ prior notice, cancel the whole or any part (being a minimum amount of USD 5,000,000) of the Facility or a Tranche of the same. Amounts cancelled may not be reinstated and shall be applied against Tranche B first until Tranche B has been cancelled in full.
INTEREST PROVISIONS:
Interest Rate:	The aggregate of: · the Margin; and · Term SOFR (if Term SOFR is below zero, it shall be deemed to be zero) for the relevant period.
Margin:	Tranche A: 225 basis points per annum. Tranche B: [•]
Default Interest:	Overdue principal, interest and other amounts shall accrue interest at a rate per annum of 200 basis points above the applicable Interest Rate, calculated from the due date. If any other Event of Default has occurred and is continuing under the Facility Agreement and notice thereof has been sent from the Agent to the Borrower, all outstanding amounts shall be deemed overdue and default interest will be calculated and be payable forthwith upon demand from the Agent.
Interest Periods:

Tranche A: 1 or 3 months or any other periods as agreed between the Borrower and the Lender. If no Interest Period is elected, the Interest Period shall be 3 months. No Interest Period shall exceed 6 Months.

Tranche B: [•]

Payment of Interest:	Interest is payable on the last day of each Interest Period and, in the case of interest periods longer than 3 months, on the dates falling at 3 monthly intervals after the first day of the Interest Period.
FEES:
Commitment Fee:	35% of the applicable Margin, calculated on the undrawn and uncancelled Facility amount from Commitment Date until the last day of the relevant Availability Period. Accrued commitment fee is payable quarterly in arrears during the Availability Period, on the last day of the Availability Period and on the cancelled amount of the Facility at the time a cancellation is effective. The commitment

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fee shall be payable whether the Facility Agreement is signed or not.
SECURITY:
The Facility shall be secured (inter alia) by the following securities (the “Security Documents”) (usual and customary for facilities of this type, size and purpose):
Initial Security

(a)   First priority pledge of 100% of the equity interests of the Target (as combined with the Acquisition SPV) held by the Borrower (with the Borrower already owning currently no less than 14.8% of the Target’s issued share capital);

(b)   Unconditional and irrevocable on-demand guarantee from the Acquisition SPV (on and from the Closing Date, as combined with Target);1

(c)    First priority assignment of rights under any derivative product agreement entered into by the Borrower;

(d)   First priority assignment and subordination of any intra-group debt owed by the Borrower or Acquisition SPV (on and from the Closing Date, as combined with Target);

(e)   First priority assignment of the Borrower’s and Acquisition SPV’s rights under Acquisition Documents.

Vessel Security

(a)   First priority cross-collateralised ship mortgages on the Vessels, first priority assignments of insurances, earnings and requisition compensation of the Vessels and managers’ undertakings in respect of the Vessels;

(b)   First priority assignment of earnings and all other rights under any Charterparty;

(c)    First priority pledges of the Vessel Earnings Account(s);

(d)   Manager’s undertakings (and assignments of insurances);

1 The requirement is to have a full guarantee from the combined entity on drawdown of Tranche A. Given that the FA will likely be signed a few days before Closing Date, the guarantee will initially be provided by Acquisition SPV and it will either (1) by operation of law automatically cover the combined entity or (2) be provided again by Genco as the surviving entiy, in each case upon drawdown of Tranche A/Closing Date. This point will need to be checked by local counsel and they will need to review the structure of the merger and Merger Agreement to conclude on this.

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(e)   First priority pledge of shares in the other Guarantors;

(f)     Unconditional and irrevocable on-demand guarantees from the other Guarantors;

(g)   First priority assignment and subordination of any intra-group debt owed by any other Obligor;

The security listed above shall also secure any exposure under interest, currency and/or any other derivative products the Borrower has or may have with the Hedging Banks, however, the exposure will rank after the outstanding amount under the Facility.
REPRESENTATIONS, UNDERTAKINGS, COVENANTS AND EVENTS OF DEFAULT:
Representations:	Each Obligor will make the usual and customary representations on the date of the Facility Agreement, on the date of the drawdown notice and on the first day of each Interest Period.
Information Undertakings:

The Borrower shall supply each of the following:

(a)   as soon as they become available, but in any event within 180 days after the end of its financial year audited annual consolidated financial statements of Diana;

(b)   as soon as they become available, but in any event within 90 days after the end of its financial half-year unaudited consolidated financial statements of Diana;

(c)    with each set of financial statements, a compliance certificate signed by the CFO of Diana in the form agreed by the Borrower and the Lenders prior to the date of the Facility Agreement;

(d)   together with the semi-annual compliance certificate, the valuation reports of the Vessels received from the Approved Brokers (being not older than 14 days);

(e)   details of any default and/or any material litigation, arbitration, administrative proceedings or any material judgement;

(f)     upon the request of any Lender and at the cost of the Borrower, on or before 31st July in each calendar year, all information necessary in order for that Lender to comply with its obligations under the Poseidon Principles in respect of the preceding year, including, without limitation, all ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI of the Protocol of 1997 (as subsequently

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amended from time to time) and any Statement of Compliance, in each case relating to the Vessels for the preceding calendar year provided always that no Lender shall publicly disclose such information with the identity of the Vessels without the prior written consent of the Borrower. For the avoidance of doubt, such information shall be “Confidential Information” under the Facility Agreement, but the Borrower acknowledges that, in accordance with the Poseidon Principles, such information will form part of the information published regarding the relevant Lender’s portfolio climate alignment;

(g)     promptly following its entry into any new Charterparty (i.e., any charter exceeding 12 months), confirmation to the Agent of the execution of any such Charterparty; and

such other information regarding the financial condition, business and operations of the Obligors as any Lender or the Agent may reasonably request.

Financial Covenants:

The following financial covenants shall apply to Diana on and from the day after the Utilisation of Tranche A on a consolidated basis:

Minimum Free Liquidity: free and unencumbered cash at all times to be at least the higher of (i) USD 20,000,000 and (ii) USD 500,000 times the number of Fleet Vessels including any vessels leased to any member of the Group with an original period in excess of 12 months on a finance lease.

Market Value Adjusted Net Worth: at all times to be greater than or equal to USD 200,000,000. 2

Equity: the ratio of market value adjusted net worth to market value adjusted total assets at all times to be greater than 25%.3

Vessel Covenants:

Vessel covenants usual and customary for this type of facility shall be included in the Facility Agreement, including without limitation, the following:

(a)     Usual and customary MVC requirements for facilities of this nature.

(b)     The Vessels shall be registered in and fly the flag of Marshall Islands, or such other ship registry or flag acceptable to the Lenders. No change of registry or flag without the Majority Lenders’ prior written consent.

2 Note: Definition of Market Value Adjusted Net Worth to be reflected in the draft Facility Agreement, however this should incorporate replacing the book value of any Fleet Vessel with the charter free fair market value of such Fleet Vessel.

3 Note: As above in respect of Market Value Adjusted Net Worth.

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(c)    The Vessels shall be classed with a classification society and have a class certification acceptable to the Lenders with no overdue recommendations or adverse notations. No change in class certification without the Majority Lenders' prior written consent.

(d)   The Vessels shall be fully insured against marine and war risks (including acts of terrorism and piracy), covering Hull & Machinery, Hull Interest and/or Freight Interest and Protection & Indemnity (including maximum cover for pollution liability), with insurable values and sums insured, on such terms and placed with such brokers/insurers/clubs as the Agent from time to time may approve.

The aggregate agreed total insured value of the Vessels (including Hull and Machinery, Hull Interest and/or Freight Interest) shall be equal to or greater than one hundred and twenty per cent (120%) of the outstanding Facility Amount. The agreed insured value for the Hull and Machinery insurance combined with Hull Interest insurance shall cover at least the FMV (as defined under Vessel Covenants) of the relevant Vessel. The agreed insured value for Hull & Machinery shall cover at least eighty per cent (80%) of the FMV of the relevant Vessel.

The Agent will take out Mortgagees’ Interest Insurance (“MII”) and, if instructed by any Lender, take out Mortgagees Additional Perils (Pollution) Insurance (“MAPI”) covering not less than one hundred and twenty per cent (120%) of the outstanding Facility Amount. Premiums to be for the account of the Borrower.

Furthermore, the Agent will obtain an insurance report from an independent insurance consultant for the account of the Borrower.

(e)   The commercial and technical management of the Vessels shall be performed by Diana Shipping Services S.A., Diana Wilhelmsen Management Limited, the manager of the Target fleet or any other management company acceptable to the Majority Lenders. No change of management without the Majority Lenders’ prior written consent.

(f)     No liens on the Vessels, save for permitted liens being;

(i)        encumbrances disclosed in writing to the Agent prior to signing the Facility

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Agreement and acceptable to the Agent;

(ii)      encumbrances in favour of the Agent created as a result of securing the Facility and/or any hedging agreements; and

(iii)     liens arising in the ordinary course of business by operation of law and securing obligations not more than 30 days overdue.

(g)   Compliance with the ISM Code and with the ISPS Code.

(h)   The Lenders shall have the right to inspect the Vessels on an annual basis.

General Undertakings:

General Undertakings usual and customary for this type of facility shall be included in the Facility Agreement, including without limitation, the following in respect of each Obligor and, where applicable, in relation to the Group:

(a)     No change of business of the Obligors or the corporate structure of the Group without the prior written consent of the Lenders.

(b)     No Obligor shall purchase, cancel or redeem any of their share capital (other than in connection with the Merger), with the exception of the Borrower unless Tranche B remains available or outstanding or where an Event of Default is continuing or would result from such purchase, cancellation or redemption.

(c)     No Owner shall increase their share capital.

(d)     No Owner shall establish subsidiaries.

(e)     No creation of any security or encumbrances over the assets which are the subject of the Security created for this Facility.

(f)       No Vessel disposal or sales without Lenders’ approval, except that if no Event of Default exists the Obligors shall be permitted to sell a Vessel without approval from the Lenders for a price that is no less than their prepayment and cancellation obligations and upon completion of such sale, such prepayment is made.

(g)     No Guarantor shall incur any additional borrowings or indebtedness other than (i) normal trade credits in the ordinary course of business or (ii) intra-group borrowing which is fully subordinated to the Facility (and assigned to the Lenders) or (iii) third party debt (including in the form of sale and lease back transactions) incurred by an Owner refinancing its Vessel provided that with the

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proceeds of the refinancing the Facility is prepaid and cancelled in accordance with the Mandatory Prepayment and Cancellation provisions in the same amounts as if the refinanced Vessel was being sold or were lost.

(h)   No member of the Group shall make or grant any loans, guarantees or any other form of financial support, except intra-group financial support in the ordinary course of business which, if made to an Obligor, is fully subordinated to the Facility (and assigned to the Lenders)

(i)     No merger, de-merger, amalgamation, consolidation or corporate reconstruction of the Group other than the Merger.

(j)     Each Vessel’s Earnings Account shall be held with the Agent. All income from the Vessels shall be credited to the Earnings Accounts;

(k)    The Hedging Banks shall have the right of first refusal in relation to any interest hedging or other derivatives products, on competitive terms, relating to the Vessels and/or the Facility.

(l)     No chartering in of vessels by the Guarantors or, so long as Tranche B is available or outstanding, the Borrower.

(m)  Compliance with all applicable laws and regulations, including all applicable sanctions (including UK sanctions) and all anti-money laundering and anti-bribery and corruption laws and regulations.

(n)   No action, omission or use of proceeds from this Facility in a manner that causes or will cause breach of any applicable sanction regimes (including US, EU, UN and Norway) by any Obligor, any other relevant person or any finance party under this Facility.

(o)   The Borrower shall ensure that the Vessels and any other Fleet Vessels at all times carry a valid and up to date Inventory of Hazardous Materials.

“Inventory of Hazardous Materials” or “IHM” means a statement of compliance for each vessel prepared and issued in accordance with the requirements of the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009 (HKC) and/or the EU Ship Recycling Regulation, 2013 (EU SRR) which includes a list of any and all materials known to be potentially hazardous utilized in the construction of that vessel.

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(a)

(p)   The Obligors shall ensure that the Vessels and any other Fleet Vessels taken out of service for dismantling, scrapping, or recycling, or sold to an intermediary with the intention of being dismantled, scrapped or recycled, are recycled at a recycling yard which conducts it recycling business in a socially and environmentally responsible manner in accordance with the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009 and/or EU Ship Recycling Regulation, 2013.

(q)   The Obligors undertake that they will maintain a safe sustainable and socially responsible policy with respect to dismantling of the Vessels and any other Fleet Vessels.

(r)     Transactions with affiliates to be on arm’s length basis.

The Obligors will exercise best efforts to procure that on or prior to the Utilisation of Tranche A, they deliver, register and perfect the Vessel Security and procure satisfaction of all other conditions precedent to Utilisation of Tranche B (as outlined below), irrespective of whether or not Tranche B is available, drawn or requested to be drawn at that time.

Change of Control:

A Change of Control is deemed to have occurred if:

(a)   The Borrower ceases to be listed on NYSE or any other stock exchange acceptable to the Lenders; or

(b)   Palios Family (either directly and/or indirectly through companies beneficially owned) ceases to own at least 12.5 per cent of the common stock and control at least 25 per cent of the votes of any matter submitted to the vote of the common stockholders of the Borrower (and no other single entity or persons acting in concert to have a greater voting percentage at any time than the voting percentage possessed by the Palios Family), or

(c)    Semiramis Paliou ceases to hold CEO position in the Borrower and an active role in the decision making in respect of the Borrower; or

(d)   The Acquisition SPV or, on and from the Closing Date, the Target (as combined with the Acquisition SPV), ceases to be directly wholly-owned by the Borrower; or

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(e) Any Diana Vessel Owner or, on and from the Closing Date, any Owner, ceases to be wholly-owned directly or indirectly by the Borrower ;

"Palios Family" means, together, each of the following:

(i)       Mrs. Semiramis Paliou

(ii)      Mr. Simeon Palios;

(iii)     all the lineal descendants in direct line of Mrs. Semiramis Paliou;

(iv)     a husband or wife or widower or widow of any of the above persons;

(v)      the estates, trusts or legal representatives of which any of the above persons are the beneficiaries; and

each company legally or beneficially owned or (as the case may be) controlled by one or more of the persons or entities which would fall within paragraphs (i) to (iv) of this definition.

Events of Default:

Events of default usual and customary for this type of facility will be included in the Facility Agreement, including without limitation, the following in respect of each Obligor and, if appropriate, any member of the Group:

(a)   non-payment unless failure to pay is caused by administrative or technical error and payment is made within 3 business days of its due date;

(b)   any financial covenant not satisfied, any breach of insurance covenants or any breach of sanctions undertakings;

(c)   failure to comply with any other obligations subject to 10 business days remedy period if capable of remedy;

(d)   misrepresentation;

(e)   hedging agreements;

(f)     insurance;

(g)   cross default to other financial indebtedness in excess of USD 15,000,000;

(h)   insolvency;

(i)     insolvency proceedings;

(j)     creditors' process;

(k)   cessation of business;

(l)     sanctions;

(m)  unlawfulness;

(n)   material adverse effect;

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(o)     litigation;

(p)     political risk;

(q)     arrest/seizure of a Vessel; and

(r)       failure of effectiveness of the Security Documents.

CONDITIONS PRECEDENT:

These will include those conditions usual and customary for this type of facility, including without limitation, the following in relation to each Obligor in a form and substance satisfactory to the Agent (to be in original or certified copies, as requested by the Agent):

Conditions Precedent to the Effective Date and Utilisation of Tranche A: Subject to the Certain Funds Conditions, the conditions set forth in the Initial Funding Conditions Annex.

Conditions Precedent to Utilisation of Tranche B:

(a)     the Vessel Security validly created and perfected;

(b)     such documents relating to the Vessels including, but not limited to registration, valuations, class, insurances, any Charterparty, the Inventory of Hazardous Materials and the management agreements, as required by the Agent on behalf of the Lenders;

(c)      legal opinions from lawyers appointed by the Agent in all relevant jurisdictions;

(d)     an insurance report from a reputable insurance advisor appointed by the Agent;

(e)     evidence of the appointment of a process agent;

(f)       evidence of payment of all fees, costs and expenses due under the Facility Agreement;

(g)     compliance with all financial covenants on a pro forma basis, and including those under the unsecured bond issued by the Borrower and maturing on 2 July 2029; and

(h)     any other document, authorization, opinion or assurance required by the Agent.

All borrowings of Tranche B shall be subject to (i) satisfaction of the applicable conditions precedent, (ii) the delivery by the Borrower to the Agent of a duly executed drawdown notice giving not less than 3 business days’ notice of drawdown, and (iii)

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no Event of Default or potential Event of Default having occurred.
OTHER TERMS:
Miscellaneous Provisions:	The Facility Agreement will contain provisions relating to, among other things, tax gross up and indemnities (including, without limitation, in relation to withholding tax and FATCA), increased costs, illegality, sanctions, set-off and administration.
Confidentiality:	Restriction on disclosure of confidential information by the finance parties, subject to exceptions detailed in the Facility Agreement (including, but not limited to disclosures required in the course of obtaining credit insurance or nonvoting risk participations/transfers).
Assignments and transfers:

A Lender may assign any of its rights or transfer by novation any of its rights and obligations to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets.

A Lender proposing to so assign or transfer shall consult with the Borrower for no more than 10 business days before it makes such assignment or transfer unless the assignment or transfer:

(a)     is to another Lender or an affiliate of any Lender;

(b)     is to a fund which is a related fund of that Lender;

(c)      is to a Mandated Lead Arranger or an affiliate of a Mandated Lead Arranger and made in connection with the facilitation of primary syndication or first utilisation; or

is made when an Event of Default is continuing.

LAW AND JURISDICTION:
Governing Law:	English. The Security Documents shall be governed under appropriate law.
Jurisdiction:	Courts of England.
Lenders’ Legal Counsel:	Norton Rose Fulbright Athens

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Exhibit 1: Genco Fleet List

Fleet list – Genco

Vessel	Type	Size (dwt)	Shipyard
Genco Reliance	Capesize	181,146	Shanghai Waigaoqiao
Genco Endeavour	Capesize	181,057	Shanghai Waigaoqiao
Genco Resolute	Capesize	181,060	Shanghai Waigaoqiao
Genco Ranger	Capesize	180,882	Shanghai Waigaoqiao
Genco Liberty	Capesize	180,032	HHIC (Yeongdo)
Genco Defender	Capesize	180,021	HHIC (Yeongdo)
Genco Constantine	Capesize	180,183	Imabari SB Saijo
Genco Augustus	Capesize	180,151	Imabari SB Saijo
Genco Intrepid	Capesize	180,007	Dalian Shipbuilding
Genco Tiger	Capesize	179,185	Hyundai HI (Ulsan)
Genco Lion	Capesize	179,185	Hyundai HI (Ulsan)
Genco London	Capesize	177,833	Shanghai Waigaoqiao
Genco Wolf	Capesize	177,752	Shanghai Waigaoqiao
Genco Titus	Capesize	177,729	Shanghai Waigaoqiao
Genco Bear	Capesize	177,717	Shanghai Waigaoqiao
Genco Tiberius	Capesize	175,874	Universal SB (Tsu)
Genco Courageous	Capesize	182,868	Imabari SB Saijo
Genco Enterprise	Ultramax	63,472	Zhejiang Yangfan
Baltic Mantis	Ultramax	63,467	Zhejiang Yangfan
Genco Freedom	Ultramax	63,667	Jiangsu New Hantong
Genco Vigilant	Ultramax	63,498	Jiangsu New Hantong
Genco Hornet	Ultramax	63,574	Zhejiang Yangfan
Genco Scorpion	Ultramax	63,462	Zhejiang Yangfan
Genco Magic	Ultramax	63,443	Jiangsu Hantong HI

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Genco Wasp	Ultramax	63,389	Zhejiang Yangfan
Genco Mayflower	Ultramax	63,304	Chengxi Shipyard
Genco Constellation	Ultramax	63,310	Chengxi Shipyard
Genco Madeleine	Ultramax	63,163	Sinopacific Zhejiang
Genco Weatherly	Ultramax	61,556	Dalian COSCO KHI
Genco Mary	Ultramax	61,304	Dalian COSCO KHI
Genco Laddey	Ultramax	61,303	Dalian COSCO KHI
Genco Columbia	Ultramax	60,294	Oshima Shipbuilding
Genco Auvergne	Supramax	58,020	Sinopacific Dayang
Genco Languedoc	Supramax	58,018	Sinopacific Dayang
Genco Brittany	Supramax	58,014	Sinopacific Dayang
Genco Pyrenees	Supramax	58,018	Sinopacific Dayang
Genco Hunter	Supramax	58,729	Tsuneishi Cebu
Genco Rhone	Supramax	58,018	Sinopacific Dayang
Genco Bourgogne	Supramax	58,018	Sinopacific Dayang
Genco Aquitaine	Supramax	57,981	Sinopacific Dayang
Genco Ardennes	Supramax	58,014	Sinopacific Dayang
Genco Picardy	Supramax	55,255	Nantong COSCO KHI
Genco Predator	Supramax	55,407	Nantong COSCO KHI
Bulk Sydney4	Newcastlemax	208,000	New Times SB
Bulk Santos5	Newcastlemax	208,000	New Times SB

4 Expected to be delivered to Genco in Q1 2026

5 Expected to be delivered to Genco in Q1 2026

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EXHIBIT C

Diana Shipping Inc.

Initial Funding Conditions Annex2

Subject in all respects to the Certain Funds Provisions, the initial borrowings under the Facility shall be subject only to the satisfaction or waiver (by all Commitment Parties) of only the following conditions:

1.	[The Acquisition Agreement (including all schedules and exhibits thereto) and all related and ancillary documents (together, the “Acquisition Documents”) shall be reasonably satisfactory to the Commitment Parties;]3
2.	The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Facility shall be consummated, in all material respects in accordance with the terms of the Acquisition Documents, without giving effect to any amendments, consents or waivers by you thereto that are, in the aggregate (taken as a whole), materially adverse to the Lenders or the Commitment Parties (in their respective capacities as such), without the prior consent of the Commitment Parties (such consent not to be unreasonably withheld, delayed or conditioned). For purposes of the foregoing, the Commitment Parties shall be deemed to have consented to any such modification, amendment, consent or waiver unless they shall have objected thereto within three (3) business days after receipt by the Commitment Parties of written notice of such modification, amendment, consent or waiver (it being understood and agreed that (i) a reduction in the purchase price under the Acquisition Agreement shall not be deemed to be materially adverse to the Commitment Parties so long as such decrease shall be allocated to a reduction in any amounts to be funded under the Facility, (ii) any amendment or waiver to the terms of the Acquisition Agreement that has the effect of increasing the cash consideration required to be paid thereunder on the Closing Date shall not be deemed to be materially adverse to the Commitment Parties if such increase is not funded with proceeds of the Facility or any other indebtedness for borrowed money and (iii) any change to the definition of “Material Adverse Effect” contained in the Acquisition Agreement shall be deemed to be materially adverse to the Commitment Parties).
3.	From the Signing Date, there shall not have occurred a Material Adverse Effect (as defined in the Acquisition Agreement) that would result in the failure of a condition precedent to your obligation to consummate the Acquisition under the Acquisition Agreement.
4.	Subject in all respects to the Certain Funds Provisions, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Security (as defined in Exhibit B) shall have been executed and delivered by the Borrower and the Guarantors (after giving effect to the Acquisition) and, if applicable, be in proper form for filing.
5.	[The Administrative Agent shall have received at least seven (7) business days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least fifteen (15) business days prior to the Closing Date by the Administrative Agent that is required by regulatory authorities under applicable “know your

2 Note to Draft: capitalized terms used in this Exhibit C shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit C is attached. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

3 Note to Draft: to be deleted upon satisfactory review of the Acquisition Agreement (immediately prior to its signing), which shall include customary lender-protective “Xerox” provisions.

Exhibit C-1

customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Beneficial Ownership Regulation.]

6.	Subject in all respects to the Certain Funds Provisions, (i) the execution and delivery by the Borrower and Guarantors of the Facility Documentation consistent with the Commitment Letter, the Term Sheet, and the Documentation Principles, (ii) delivery of a customary borrowing notice and/or a letter of credit request (as applicable), and (iii) the delivery of customary legal opinions, customary evidence of authorization, customary officer’s certificates, good standing certificates (to the extent applicable) in the jurisdiction of organization of the Borrower and each Guarantor, and a solvency certificate of the Borrower’s chief financial officer or other officer with equivalent duties in substantially the form of Annex I hereto and customary process agent appointment letters).
7.	The Commitment Parties shall have received (a) with respect to the Borrower, (i) audited consolidated balance sheets, income, comprehensive income, stockholder’s equity and of cash flows for the last three full fiscal years ended at least [ ] days prior to the Closing Date and (ii) unaudited consolidated statements of income and unaudited condensed consolidated balance sheet, for each subsequent semiannual period ended at least [ ] days prior to the Closing Date (other than the second semi-annual period of any fiscal year), which are prepared in accordance with GAAP and it being understood and agreed that, with respect to such financial information for each such fiscal year and fiscal quarter in this clause (a), such condition shall be deemed satisfied through the filing by the Borrower of its annual report on Form 20-F or quarterly report with respect to such fiscal year or fiscal quarter and (b) with respect to the Company, [(i) audited consolidated balance sheets, income, comprehensive income, stockholder’s equity and of cash flows for the last three full fiscal years ended at least 90 days prior to the Closing Date and (ii) unaudited consolidated statements of income and unaudited condensed consolidated balance sheet, for each subsequent fiscal quarter ended at least 40 days prior to the Closing Date (other than the fourth fiscal quarter of any fiscal year), which are prepared in accordance with GAAP and it being understood and agreed that, with respect to such financial information for each such fiscal year and fiscal quarter in this clause (b), such condition shall be deemed satisfied through the filing by the Company of its annual report on Form 10-K or quarterly report on Form 10-Q with respect to such fiscal year or fiscal quarter.] It is acknowledged and agreed that the Administrative Agent has received the items required by clauses (a) and (b) of this paragraph 7 as of the date hereof.
8.	All fees required to be paid on the Closing Date pursuant to the Fee Letters and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three (3) business days prior to the Closing Date, shall, upon the initial borrowing under the Term Facility, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Facility).
9.	The Specified Representations shall be true and correct in all material respects (or, to the extent qualified by materiality, in all respects) (unless such Specified Representations relate to an earlier date, in which case, such Specified Representations shall have been true and correct in all material respects (or, to the extent qualified by materiality, in all respects) as of such earlier date); provided that, to the extent that any of the Specified Representations are qualified by or subject to a “material adverse effect,” “material adverse change” or similar term or qualification, the definition thereof shall be the definition of “Material Adverse Effect” contained in the Acquisition Agreement for purposes of any such representations and warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto).
10.	The Specified Acquisition Agreement Representations shall be true and correct in all material respects to the extent required by the Certain Funds Provisions (or, to the extent qualified by

Exhibit C-2

materiality, in all respects) but only to the extent that the Buyer (or its affiliate) has the right (taking into account any applicable cure provisions) to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of such Specified Acquisition Agreement Representations; provided that, to the extent that any of the Specified Acquisition Agreement Representations are qualified by or subject to a “material adverse effect,” “material adverse change” or similar term or qualification, the definition thereof shall be the definition of “Material Adverse Effect” contained in the Acquisition Agreement for purposes of any such representations and warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto).

11.	[The Refinancing shall have been consummated, or substantially simultaneously with the initial borrowing of the Facility, shall be consummated.]
12.	[The Commitment Parties shall have completed their legal, collateral, financial, regulatory, tax, and environmental due diligence of the Borrower and the Company.]4

4 Note to draft: Condition precedent is expected to be removed prior to the signing of the Acquisition Documents.

ANNEX I to

EXHIBIT C

[BORROWER]

SOLVENCY CERTIFICATE

[       ], 20[_]

Pursuant to Section [_] of the Facility Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Facility

Agreement”), among [ ], the undersigned [chief financial officer] [other officer with equivalent duties] of the Borrower hereby certifies as of the date hereof, solely on behalf of the Borrower and not in his/her individual capacity and without assuming any personal liability whatsoever, that:

1.	I am familiar with the finances, properties, businesses and assets of the Borrower and its Subsidiaries. I have reviewed the Facility Documents and such other documentation and information and have made such investigation and inquiries as I have deemed necessary and prudent therefor. I have also reviewed the consolidated financial statements of the Borrower and its Subsidiaries, including projected financial statements and forecasts relating to consolidated statements of operations and consolidated statements of cash flows of the Borrower and its Subsidiaries.
2.	On the Closing Date, after giving effect to the Transactions, the Borrower and its Subsidiaries (on a consolidated basis) (a) have property with fair value greater than the total amount of their debts and liabilities, contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated or otherwise, (b) have assets with present fair salable value not less than the amount that will be required to pay their liability on their debts, as they become absolute and matured, (c) will be able generally to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute an unreasonably small capital.

All capitalized terms used but not defined in this certificate shall have the meanings set forth in the Facility Agreement.

[SIGNATURE PAGE TO FOLLOW]

Annex I to Exhibit C-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

[BORROWER]

By:	______________________________ Name: Title: